Exhibit 10.38

AMENDED AND RESTATED CONSULTING AGREEMENT

This is to confirm the agreement between DISA Consulting, LLC, a California company (“DISA”), and Receptos, Inc., a Delaware corporation (the “Company”), for consulting services (the “Agreement”).

Whereas, Hugh Rosen (“Consultant”) is the sole member of, and owns all interests in,. DISA and Consultant has executed an assignment of all of Consultant’s shares of Company Common Stock to DISA and delivered a copy of such assignment to Company;

Whereas, DISA and the Company are parties to that certain Consulting Agreement, deemed to have commenced May 11, 2009 (the “Original Consulting Agreement”) pertaining to consulting services provided by Consultant to Company; and

Whereas the Company and DISA now desire to amend the Original Consulting Agreement.

Therefore DISA and the Company agree as follows:

1.              Amendment and Restatement.  The Original Consulting Agreement is hereby amended and restated in its entirety by this Agreement effective as of January 1, 2013.

2.              Term of Agreement.  The term of this Agreement is deemed to have commenced on May 11, 2009, and will continue in effect until terminated as provided herein.

3.              Services To Be Performed by Consultant.  DISA agrees to cause Consultant to provide consulting services to the Company with respect to its research and development activities.  The amount of time Consultant is expected to spend on these activities for Company is set forth on Exhibit A attached hereto.

4.              The Scripps Research Institute.  The Company understands that Consultant is an employee of The Scripps Research Institute (the “Institute”).  All services provided by Consultant to Company shall be made in accordance with the Institute’s Uniform Consulting Agreement Provisions (the “Uniform Provisions”), appended hereto as Exhibit B and incorporated by specific reference.  This Agreement shall be subject to the Uniform Provisions and if anything in this Agreement is inconsistent with the Uniform Provisions, the Uniform Provisions shall govern.  DISA represents that this Agreement and Consultant’s duties hereunder do not conflict with the Uniform Provisions, and DISA further represents and warrants that it has the full right to enter into this Agreement, and Consultant has the right to perform his duties hereunder, without breaching or violating any fiduciary, contractual, or statutory obligations owed to another.

5.              Acknowledgement. The Company recognizes that in connection with Consultant’s employment by the Institute, Consultant:  (a) has certain responsibilities with respect to intellectual property matters to the Institute; and (b) must abide by the Uniform Provisions.  The Company hereby acknowledges the existence of the Uniform Provisions and agrees to take no actions which would result in Consultant violating the Uniform Provisions.  Notwithstanding the foregoing, DISA hereby represents, warrants and covenants that: (i) Consultant’s activities for the Company are, relative to the Institute, entirely on Consultant’s own time; (ii) Consultant will not violate any of the terms and conditions of the Uniform Provisions; (iii) Consultant’s activities for the Company are separate and apart from any services that may be provided to the Company indirectly through Consultant’s performance, on behalf of the Institute, of any activities in respect of a Company-funded research agreement between the Company and the Institute (“Funded Research”); (iv) in performing Consultant’s activities for the Company, except for nominal use of Institute’s office, telephone and computer as expressly permitted pursuant to the Uniform Provisions, Consultant will not use the facilities, equipment, supplies, funding, inventions, trade secrets or other resources or proprietary rights of the Institute; and (v) except to the extent of any Funded Research, or where the Company has already licensed the results of such research, Consultant’s activities for the Company will not, to the best of Consultant’s knowledge, (A) relate to the Institute’s business or actual or demonstrably anticipated research or development activities or (B) result from or relate to any work performed for the Institute.

6.              Compensation.  The Company will compensate DISA for Consultant’s provision of consulting services pursuant to this Agreement as set forth on Exhibit A attached hereto.

7.              Exclusivity.  DISA agrees itself and on behalf of Consultant that Consultant will not, without the prior written consent of the Company (which may be withheld in its sole discretion), enter into any agreement to perform (or otherwise perform) services for any entity, other than Company or the Institute, engaged in any activities that are within the field of (i) any modulators of the S1P family (including but not limited to S1P1, S1P2, S1P3, S1P4, and S1P5 receptors) except for antagonists of S1P3 or (ii) any GPCR structure-based drug discovery or development.

8.              Confidential Information.

(a)         DISA acknowledges that the Company possesses and will continue to possess information that has been created, discovered or developed by or on behalf of, or has otherwise become known to, the Company, including, without limitation, information (i) created, discovered, or developed by Consultant or made known to Company by Consultant (and within the scope of this Agreement) or to Consultant arising out of Consultant’s retention as a consultant by the Company, and/or (ii) in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged.  All of the aforementioned information is hereinafter called “Confidential Information.”  By way of illustration, but not limitation, Confidential Information includes all data, compilations, specifications, strategies, projections, processes, techniques, formulae, models and patent disclosures; and all tangible and intangible embodiments thereof of any kind whatsoever including, where appropriate and without limitation, all compositions, machinery, apparatus, records, reports, drawings, patent applications and documents.

(b)         Subject, to the extent applicable, to the Uniform Provisions, DISA agrees that: (a) all Confidential Information shall be the sole property of the Company and its assigns, and Company and its assigns shall be the sole owner of all patents and other rights in connection therewith; (b) DISA shall cause Consultant to assign to DISA all rights which Consultant may have or acquire in all Confidential Information and DISA hereby assigns all such rights to the Company; and (c) at all times during the term of this Agreement, as well as at all times after any termination, DISA shall cause Consultant to keep in confidence and trust all Confidential

Information, and DISA shall cause Consultant not to use or disclose any Confidential Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Consultant’s duties as a consultant to the Company as contemplated hereby; provided, however, that such obligations of confidentiality shall not apply to such information as DISA can establish by written documentation to:  (i) have been publicly known prior to disclosure by the Company of such information to Consultant; (ii) have become publicly known, without fault on DISA’s or Consultant’s part, subsequent to disclosure by the Company of such information to Consultant; (iii) have been received by DISA or Consultant at any time from a source, other than the Company, lawfully having (x) possession of and the right to disclose such information to Consultant and (y) the right to permit Consultant to disclose publicly such information; or (iv) have been otherwise known by Consultant (and without an obligation to keep the same in confidence for the benefit of the Company) prior to disclosure by the Company to Consultant of such information.  Notwithstanding the foregoing, DISA shall have the right to disclose Confidential Information to the extent required by applicable law or regulation, provided that DISA gives the Company prompt written notice and sufficient opportunity to object to such use or disclosure, or to request confidential treatment of the Confidential Information.

(c)          All documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, furnished to Consultant by the Company or, to the extent permitted by the Uniform Provisions, produced by Consultant or others in connection with Consultant’s performance of activities for the Company shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company.  Should the Company not so request, DISA shall cause Consultant to return and deliver all such property upon any termination of the Agreement and DISA shall cause Consultant not to take with Consultant any such property or any reproduction of such property upon such termination.

9.              Inventions.  Subject, to the extent applicable, to the Uniform Provisions:

(a)         DISA shall cause Consultant to promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by Consultant, either alone or jointly with others, during the period of Consultant’s retention to provide services to the Company hereunder which (i) are so made, conceived, reduced to practice, or learned in the course of providing services under this Agreement and related to or useful in the business of the Company, (ii) result from tasks assigned Consultant by the Company under this Agreement, (iii) are funded by the Company and such funding gives Company the right of ownership, or (iv) result from use of premises owned, leased or contracted for by the Company (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called “Inventions”).  Such disclosure shall continue for one year after termination of this Agreement with respect to anything that would be an Invention if made, conceived, reduced to practice or learned during the term hereof.

(b)         DISA (i) agrees, itself and on behalf of Consultant, that all Inventions (except for such Inventions the ownership of which is provided under a Funded Research agreement) shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith; (ii) agrees to cause Consultant to assign to the Company all right, title and interest Consultant may have or acquire in all such Inventions; and (iii) further agrees as to all Inventions to cause Consultant to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents on the Inventions in any and all countries, and DISA shall cause Consultant to execute all documents for use in applying for and obtaining such patents thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it.  DISA’s obligation to cause Consultant to assist the Company in obtaining and enforcing patents for the Inventions in any and all countries shall continue beyond the termination of this Agreement, but the Company shall compensate the Consultant at a reasonable rate commensurate with rates paid by others for comparable services after such termination for time actually spent by Consultant at the Company’s request on such assistance.  In the event that the Company is unable for any reason whatsoever to secure Consultant’s signature to any lawful and necessary document required to apply for or execute any patent application with respect to Inventions (including renewals, extensions, continuations, divisions or continuations in part thereof), DISA shall cause Consultant to irrevocably designate and appoint the Company and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact to act for and in Consultant’s behalf and instead of Consultant, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by Consultant.

10.       No Conflict.  DISA represents, warrants and covenants that:

(a)         Consultant’s performance of the terms of this Agreement and Consultant’s retention as a consultant to the Company as contemplated hereby does not and will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to or following the date hereof;

(b)         Consultant has not entered into, and will not enter into, any agreement (either written or oral) in conflict with this Agreement;

(c)          Except as permitted by the Institute in the course of Consultant’s performance of Consultant’s duties in connection with a Funded Research agreement, Consultant has not brought, and will not bring, with Consultant to the Company, or use in the performance of any activities for the Company, any equipment, facilities, supplies, inventions, trade secrets or other resources or proprietary rights of any employer (current or former) or other third party;

(d)         Consultant will not breach any obligation of confidentiality to Company or others; and

(e)          Consultant will not, during the term of this Agreement and for a period of one year following any termination, solicit or in any manner encourage employees or consultants of the Company to leave its employ.

11.       Independent Consultant Relationship.  DISA and the Company agree that no employment relationship is created between Consultant and Company by this Agreement.  The Company is interested only in the results to be achieved by Consultant.  DISA is an independent contractor and neither DISA nor Consultant is considered an agent or common law employee of the Company for any purpose.  DISA and Consultant shall be solely responsible for and shall make proper and timely payment of any taxes due on payments made or any other consideration provided (a) to DISA pursuant to this Agreement (including, but not limited to, Consultant’s estimated state and federal income taxes and self-employment taxes) and (b) to any other persons (if applicable) who provide services to Consultant in connection with this Agreement.  DISA hereby agrees to indemnify the Company against any and all claims, liabilities or expenses (including, without limitation, attorneys’ fees and costs) the Company incurs as a result of Consultant’s breach of any of Consultant’s obligations under this Section 11.

12.       Termination.  This Agreement shall terminate automatically on the occurrence of any of the following events:

(a)         Death of Consultant;

(b)         Any attempted assignment of this Agreement by DISA;

(c)          Thirty (30) days’ notice to DISA by the Company;

(d)         Immediately upon written notice to DISA by the Company of a Material Breach (as defined below) by Consultant; or

(e)          Thirty (30) days’ notice to the Company by Consultant, so long as no such notice is delivered by Consultant during the term of any Funded Research agreement.

For purposes of this Agreement, “Material Breach” shall include, but not be limited to, Consultant’s failure to provide consulting services to the Company in a timely fashion, Consultant’s habitual neglect, negligence or wrongdoing in the performance of Consultant’s duties, DISA’s breach of any provision hereof.

13.       Modifications.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

14.       Injunctive Relief.  DISA agrees itself and on behalf of Consultant that in addition to any other rights and remedies available to the Company for any breach by Consultant of any obligation hereunder, the Company shall be entitled to enforcement of such obligation by court injunction.

15.       Severability.  If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.  This Agreement shall be effective as of the date hereof.  The term “Company” as used herein shall include any subsidiary or affiliate of the Company.  This Agreement shall be binding upon DISA and shall inure to the benefit of the Company and its successors and assigns.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

16.       Acknowledgment.  DISA certifies and acknowledges that Consultant has carefully read all of the provisions of this Agreement and DISA shall cause Consultant to fully and faithfully comply with such provisions.  DISA agrees that this Agreement supersedes and cancels any and all previous agreements of whatever nature between the Company and DISA with respect to the matters covered herein.  This Agreement constitutes the full, complete and exclusive agreement between DISA and the Company with respect to the subject matters herein.

17.       Notice.  Notice to DISA for all purposes hereunder shall be effective upon personal delivery to Consultant or upon three days following mailing of such notice to the address for DISA set forth below.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above (i.e., the first date of the term of this Agreement).

RECEPTOS, INC.,
a Delaware corporation

By:	/s/ Faheem Hasnain
Name:	Faheem Hasnain
Title:	CEO

DISA CONSULTING, LLC:

/s/ Hugh Rosen
By:	Hugh Rosen
Its:	Sole Member
Mailing address:
Hugh Rosen
DISA Consulting LLC
PO Box 13442
La Jolla, CA 92037

EXHIBIT A

Amount of Time/Nature of Services

Amount:

Consultant shall provide, as and when reasonably requested by the Company,  consulting services to the Company under the Agreement in an amount up to eight hours per month.  The amount of consulting services provided hereunder shall be exclusive of any duties as Consultant may have to the Company on behalf of the Institute pursuant to any Funded Research agreement.

Compensation:

DISA shall be compensated for Consultant’s performance of services hereunder as follows:

(i)                                     commencing May 1, 2009, $5,000 per month during the term of the Agreement, payable in arrears;

(ii)                                  the vesting of up to five hundred thousand (500,000) shares of the Company’s Common Stock previously issued to Consultant and now held by DISA pursuant to assignment by Consultant, which shares are subject to vesting and to rights of repurchase by the Company and other restrictions, all as more fully set forth in the Receptos, Inc. Vesting Agreement between DISA and the Company dated May 11, 2009; and

(iii)                               an option to acquire up to two hundred fifty thousand (250,000) shares of the Company’s Common Stock, which option shall (x) be granted following the fair market value determination by the Company’s Board of Directors subsequent to the effective date of the combination (through a subsidiary merger) of the Company and Apoptos, Inc., (y) be subject to vesting as set forth on Exhibit C and (z) otherwise have provisions as set forth in the Company’s standard form of nonqualified stock option agreement (with an early exercise feature).

In addition, DISA shall be reimbursed for reasonable expenses incurred by Consultant in the performance of consulting obligations hereunder within thirty (30) days of invoice; provided, however, that expenses shall be (i) invoiced on a monthly basis, (ii) consistent with the policies of the Company therefor and (iii) incurred only with the prior written consent of the Company.

DISA acknowledges and agrees itself and on behalf of Consultant that the foregoing compensation arrangements constitute the sole compensation that Consultant may receive for the performance of Consultant’s obligations under the Agreement (except as expressly contemplated therein with respect to certain post-termination activities performed by Consultant and involving the protection of Inventions on behalf of the Company), and any other claims or Consultant, or obligations of the Company, with respect to any such compensation are waived and released by Consultant.

EXHIBIT B

THE SCRIPPS RESEARCH INSTITUTE
UNIFORM CONSULTING AGREEMENT PROVISIONS

For Different Technologies between Consultant’s TSRI Work and Consulting Services

1.                                      All arrangements and agreements in which any personnel of The Scripps Research Institute (“TSRI”) provides consulting services to any third party or entity (the “Company”) shall refer to these Uniform Consulting Agreement Provisions (“UCPs”) by attaching these UCPs to the consulting agreement.  These UCPs are hereby incorporated into the consulting agreement between the Company and the TSRI employee who will provide consulting services to the Company (“Consultant”).  Notwithstanding anything to the contrary in the consulting agreement between the Company and Consultant (“Consulting Agreement”), if any provision in the Consulting Agreement conflicts or is inconsistent with any of these UCPs, these UCPs shall govern and control.  The Consulting Agreement shall not be effective unless it is approved in writing by TSRI’s management.

2.                                      Consultant shall spend no more than an aggregate of ten percent (10%) of his/her total professional time and effort in providing consulting services to all outside third parties, including the Company.  Consulting fees shall be paid directly to the Consultant.

3.                                      TSRI’s name, trademarks, logos or reputation shall not be used or exploited directly or indirectly by the Company.  Neither Company nor Consultant shall use any services, personnel, facilities, equipment or intellectual property of TSRI in performing or accepting consulting services; provided, however, that Consultant’s nominal use of his TSRI laboratory office and telephone, and Consultant’s nominal use of the TSRI computer in his TSRI laboratory office for email communications (but not any other TSRI equipment, facilities or resources) for purposes of conducting his consulting services to the Company shall not be prohibited under these UCPs.  In addition, Consultant’s services to the Company shall not involve the design or conduct of any research or laboratory work and/or supervising Company’s employees or contractors in the designing or conducting of any research or laboratory work.  For clarity, Consultant’s review of literature applicable to the Company’s products or business or Consultant’s provision of general advice given as a member of the Company’s scientific advisory board or similar committee or general suggestions on future research work by the Company shall not constitute prohibited research activities under these UCPs.

4.                                      Consultant’s right, title and interest in and to inventions, discoveries, know-how, data, materials and other work conceived, reduced to practice, developed, generated or created by Consultant, alone or in collaboration with others, solely in the performance of his/her consulting services for the Company (collectively “Inventions”) may be assigned to the Company under the Consulting Agreement, provided that such Inventions (i) are developed entirely on Consultant’s own time and not while performing any work for or on behalf of TSRI, (ii) are developed without the use of any of TSRI’s equipment, supplies, facilities, personnel, funds or other monies under TSRI’s control, resources, data or confidential information, and (iii) do not constitute an invention conceived or reduced to practice in the performance of work under any of TSRI’s grants or contracts with a federal governmental entity (i.e., a “Subject Invention” as defined in the Bayh-Dole Act [37 C.F.R. 401.14]) and/or do not constitute an invention or other discovery developed in the performance of work under any contract between TSRI and a third party using TSRI facilities, equipment or other resources and/or where the Consultant is performing any of the responsibilities or tasks under the scope of work or research project for the contract between TSRI and a third party.

5.                                      Company shall not obtain any right, title or interest in or to any invention, discovery, know-how, data, materials or other work of Consultant which was: (i) conceived, reduced to practice, developed, generated or created by Consultant before the effective date of the Consulting Agreement; or (ii) at any time conceived, reduced to practice, developed, generated or created outside the scope of or independent of his/her consulting services for the Company.

6.                                      The Company agrees that it shall not request Consultant to disclose to the Company or to any other party any confidential or proprietary information or materials of TSRI or of other third parties in TSRI’s possession or control.  Consultant further agrees not to disclose or otherwise disseminate to Company or any other party as part of the consulting services any of TSRI’s confidential or proprietary information or materials or that of third parties in TSRI’s possession or control.

7.                                      In the event a dispute arises about whether TSRI or Company has any rights in an Invention that the other party claims to own, the determination of inventorship, conception and/or reduction to practice shall be determined jointly by patent counsel for TSRI and patent counsel for Company, according to the United States patent laws.  In the event such patent counsel cannot mutually agree, then the determination shall be by a qualified, independent patent lawyer nominated by TSRI and approved by Company, which approval shall not be unreasonably withheld or delayed.  The independent patent attorney shall serve as a sole arbitrator, to whom TSRI and Company shall submit their evidence and arguments.  If Company does not approve the appointment of the independent patent lawyer selected by TSRI, then the San Diego County Superior Court shall appoint an independent patent lawyer with at least ten (10) years experience in arbitrating or mediating inventorship disputes to serve as the arbitrator.  TSRI and Company shall each pay fifty percent (50%) of the fees and costs of the independent patent attorney.  The arbitrator may interview any persons and review any documents which the arbitrator deems necessary or proper to reach a determination.  The arbitrator’s determination shall be binding upon TSRI and Company.

8.                                      Nothing in the Consulting Agreement shall limit or impair in any way the right of Consultant or TSRI to use or disclose information which (a) was or becomes part of the public domain without Consultant’s breach of any confidentiality obligations owed to the Company or TSRI; (b) was known by TSRI or Consultant before the effective date of the Consulting Agreement; (c) was developed or acquired independently of the Company or TSRI; (d) is covered under Section 5 above; (e) was received from a third party who does not have any apparent obligation to the Company to maintain the confidentiality of such information; and/or (f) is required to be disclosed by law, order or governmental regulation or directive.

9.                                      The Company shall indemnify, defend and hold harmless TSRI and its trustees, officers, employees, affiliates, representatives, successors and assigns from all claims, damages, liabilities, losses, judgments and other expenses, including without limitation reasonable attorney’s fees and costs, whether or not a lawsuit or other proceeding is filed (“Claims”), that arise out of or relate to the Consulting Agreement, any services performed by Consultant for the Company, and/or Company’s use, commercialization or exploitation of any Inventions or services performed by Consultant for the Company.  Company shall not enter into any settlement of such Claims that imposes any obligation on TSRI or that does not unconditionally release TSRI from all liability without TSRI’s prior written consent.  This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Company to TSRI.

10.                               Upon termination of the consulting services, Consultant shall, upon Company’s request, leave all notes and records of his/her consulting services with Company, but shall be entitled to retain one (1) copy thereof for archival purposes, subject to his/her confidentiality obligations to the Company.

11.                               The Consulting Agreement and these UCPs shall be construed and enforced according to United States patent laws and the laws of the State of California without application of its conflicts or choice of law rules.  Sections 1, 3, 4, 5, 6, 7, 8, 9, 10 and 11 of these UCPs shall survive the expiration or termination of the Consulting Agreement.  These UCPs cannot be modified except by a writing signed by TSRI, Consultant and Company.  These UCPs constitute the entire agreement between the Company and TSRI regarding the consulting services to be performed by Consultant for the Company, and supersede any prior understandings or agreements, written or oral, regarding TSRI’s and the Company’s agreement about such consulting services.

Company and Consultant hereby agree to the above UCPs

Company

By:	/s/ Faheem Hasnain
Title:	CEO
Date:	Jan. 24/13

Consultant

By:	/s/ Hugh Rosen
Date:	1-22-2013

Acceptance: TSRI hereby accepts the above UCP’s as part of the consulting agreement.

The Scripps Research Institute

By:	/s/ Emily Holmes
Emily Holmes, Ph.D.
Title:	Vice President, Research Services
Date:	1-15-13

EXHIBIT C

Option Vesting Provisions

Basic Vesting.  DISA shall acquire a vested interest in the 250,000 shares of the Company’s Common Stock subject to the option (the “Shares”) as follows (assuming DISA continues to be a “Service Provider” — which shall be defined, for purposes of the option — in the same manner as set forth in the Receptos, Inc. Vesting Agreement between DISA and the Company dated May 11, 2009):

•                  25,000 Shares (the “First Milestone Shares”) shall vest as follows:

(i)                                     twenty-five percent (25%) of the total First Milestone Shares (i.e., 6,250 Shares) upon the determination of a structure below 2.8 angstroms resolution for a first distinct GPCR protein with a bound agonist or antagonist (which may include S1P1 if the structure is determined completely within the Company); provided, however, that selection of such target GPCR protein (together with such agonist or antagonist) must be approved in advance by the Company’s Board of Directors in its discretion (the “First Milestone”); and

(ii)                                  an amount equal to 1/48th of the total First Milestone Shares (i.e., 520.83 Shares) shall vest on the same day of each successive month following the occurrence of the First Milestone such that 100% of the First Milestone Shares will have become vested (assuming DISA continues to be a Service Provider) as of the third (3rd) anniversary of the occurrence of the First Milestone;

•                  25,000 Shares (the “Second Milestone Shares”) shall vest as follows:

(i)                                     twenty-five percent (25%) of the total Second Milestone Shares (i.e., 6,250 Shares) upon the determination, following the First Milestone, of a structure below 2.8 angstroms resolution for a second distinct GPCR protein with a bound agonist or antagonist (which may include S1P1 if the structure is determined completely within the Company); provided, however, that selection of such target GPCR protein (together with such agonist or antagonist) must be approved in advance by the Company’s Board of Directors in its discretion and such target GPCR protein must be different from that of the First Milestone (the “Second Milestone”); and

(ii)                                  an amount equal to 1/48th of the total Second Milestone Shares (i.e., 520.83 Shares) shall vest on the same day of each successive month following the occurrence of the Second Milestone such that 100% of the Second Milestone Shares will have become vested (assuming DISA continues to be a Service Provider) as of the third (3rd) anniversary of the occurrence of the Second Milestone;

•                  25,000 Shares (the “Third Milestone Shares”) shall vest as follows:

(i)                                     twenty-five percent (25%) of the total Third Milestone Shares (i.e., 6,250 Shares) upon the determination, following the First Milestone and the Second Milestone, of a structure below 2.8 angstroms resolution for a third distinct GPCR protein with a bound agonist or antagonist (which may include S1P1 if the structure is determined completely within the Company); provided, however, that selection of such target GPCR protein (together with such agonist or antagonist) must be approved in advance by the Company’s Board of Directors in its discretion and such target GPCR protein must be different from that of the First Milestone and the Second Milestone (the “Third Milestone”); and

(ii)                                  an amount equal to 1/48th of the total Third Milestone Shares (i.e., 520.83 Shares) shall vest on the same day of each successive month following the occurrence of the Third Milestone such that 100% of the Third Milestone Shares will have become vested (assuming DISA continues to be a Service Provider) as of the third (3rd) anniversary of the occurrence of the Third Milestone;

•                  25,000 Shares (the “Fourth Milestone Shares”) shall vest as follows:

(i)                                     twenty-five percent (25%) of the total Fourth Milestone Shares (i.e., 6,250 Shares) upon the determination, following the First Milestone, the Second Milestone and the Third Milestone, of a structure below 2.8 angstroms resolution for a fourth distinct GPCR protein with a bound agonist or antagonist (which may include S1P1 if the structure is determined completely within the Company); provided, however, that selection of such target GPCR protein (together with such agonist or antagonist) must be approved in advance by the Company’s Board of Directors in its discretion and such target GPCR protein must be different from that of the First Milestone, the Second Milestone and the Third Milestone (the “Fourth Milestone”); and

(ii)                                  an amount equal to 1/48th of the total Fourth Milestone Shares (i.e., 520.83 Shares) shall vest on the same day of each successive month following the occurrence of the Fourth Milestone such that 100% of the Fourth Milestone Shares will have become vested (assuming DISA continues to be a Service Provider) as of the third (3rd) anniversary of the occurrence of the Fourth Milestone;

•                  50,000 Shares (the “Fifth Milestone Shares”) shall vest as follows:

(i)                                     twenty-five percent (25%) of the total Fifth Milestone Shares (i.e., 12,500 Shares) upon the dosing of the first patient in the first Phase I clinical study of an S1P1 agonist (the “First Candidate”) under an Investigational New Drug application (or any foreign equivalent application) allowed by the United States Food and Drug Administration (or any foreign equivalent administrative body unless determined by the Company’s Board of Directors not to be acceptable for this purpose) (in any applicable case, an “IND”) where such S1P1 agonist is covered by any intellectual property right held (whether owned, licensed or otherwise controlled) by the Company (the “Fifth Milestone”); and

(ii)                                  an amount equal to 1/48th of the total Fifth Milestone Shares (i.e., 1,041.66 Shares) shall vest on the same day of each successive month following the occurrence of the Fifth Milestone such that 100% of the Fifth Milestone Shares will have become vested (assuming DISA continues to be a Service Provider) as of the third (3rd) anniversary of the occurrence of the Fifth Milestone;

•                  50,000 Shares (the “Sixth Milestone Shares”) shall vest as follows:

(i)                                     twenty-five percent (25%) of the total Sixth Milestone Shares (i.e., 12,500 Shares) upon the dosing of the first patient in the first Phase I clinical study of a novel GPCR agonist or antagonist (other than the First Candidate, if applicable) under an IND where such novel GPCR agonist or antagonist is covered by any intellectual property right held (whether owned, licensed or otherwise controlled) by the Company (the “Sixth Milestone”); and

(ii)                                  an amount equal to 1/48th of the total Sixth Milestone Shares (i.e., 1,041.66 Shares) shall vest on the same day of each successive month following the occurrence of the Sixth Milestone such that 100% of the Sixth Milestone Shares will have become vested (assuming DISA continues to be a Service Provider) as of the third (3rd) anniversary of the occurrence of the Sixth Milestone; and

•                  50,000 Shares (the “Seventh Milestone Shares”) shall vest as follows:

(i)                                     twenty-five percent (25%) of the total Seventh Milestone Shares (i.e., 12,500 Shares) upon the Company’s receipt of initial payment from participants in a structure alliance (i.e., where the Company plus at least two (2) participants have shared rights to use GPCR target structures generated within the alliance, referred to herein as a “Structure Alliance”), so long as the Structure Alliance participants are, in the determination of the Company’s Board of Directors, committed to paying the Company at least $20,000,000 in non-dilutive capital over a period of not more than three (3) years following the Company’s receipt of initial payment from Structure Alliance participants (such favorable determination of the Company’s Board of Directors referred to herein as the “Seventh Milestone Determination” and the Company’s receipt of such initial payment referred to herein as the “Seventh Milestone”); and

(ii)                                  an amount equal to 1/48th of the total Seventh Milestone Shares (i.e., 1,041.66 Shares) shall vest on the same day of each successive month following the occurrence of the Seventh Milestone such that 100% of the Seventh Milestone Shares will have become vested (assuming DISA continues to be a Service Provider) as of the third (3rd) anniversary of the occurrence of the Seventh Milestone.

Vesting Acceleration.  In the event of any Corporate Transaction (so long as DISA continues to be a Service Provider to the Company immediately prior to such Corporate Transaction), the following shall occur:  (i) if the First Milestone shall have occurred prior to the Corporate Transaction or if the Corporate Transaction results in at least the Threshold Return, then vesting for seventy-five percent (75%) of the then unvested First Milestone Shares shall accelerate as of immediately prior to such Corporate Transaction (such that the Repurchase Right shall automatically terminate as to such First Milestone Shares) and the remaining First Milestone Shares shall vest, so long as DISA continues to be a Service Provider to the Company, in equal monthly portions over a remainder period that is the lesser of (x) six (6) months or (y) the time otherwise remaining on the original vesting schedule; (ii) if the Second Milestone shall have occurred prior to the Corporate Transaction or if the Corporate Transaction results in at least the Threshold Return, then vesting for seventy-five percent (75%) of the then unvested Second Milestone Shares shall accelerate as of immediately prior to such Corporate Transaction (such that the Repurchase Right shall automatically terminate as to such Second Milestone Shares) and the remaining Second Milestone Shares shall vest, so long as DISA continues to be a Service Provider to the Company, in equal monthly portions over a remainder period that is the lesser of (x) six (6) months or (y) the time otherwise remaining on the original vesting schedule; (iii) if the Third Milestone shall have occurred prior to the Corporate Transaction or if the Corporate Transaction results in at least the Threshold Return, then vesting for seventy-five percent (75%) of the then unvested Third Milestone Shares shall accelerate as of immediately prior to such Corporate Transaction (such that the Repurchase Right shall automatically terminate as to such Third Milestone Shares) and the remaining Third Milestone Shares shall vest, so long as DISA continues to be a Service Provider to the Company, in equal monthly portions over a remainder period that is the lesser of (x) six (6) months or (y) the time otherwise remaining on the original vesting schedule; (iv) if the Fourth Milestone shall have occurred prior to the Corporate Transaction or if the Corporate Transaction results in at least the Threshold Return, then vesting for seventy-five percent (75%) of the then unvested Fourth Milestone Shares shall accelerate as of immediately prior to such Corporate Transaction (such that the Repurchase Right shall automatically terminate as to such Fourth Milestone Shares) and the remaining Fourth Milestone Shares shall vest, so long as DISA continues to be a Service Provider to the Company, in equal monthly portions over a remainder period that is the lesser of (x) six (6) months or (y) the time otherwise remaining on the original vesting schedule; (v) if the Fifth Milestone shall have occurred prior to the Corporate Transaction or if the Corporate Transaction results in at least the Threshold Return, then vesting for seventy-five percent (75%) of the then unvested Fifth Milestone Shares shall accelerate as of immediately prior to such Corporate Transaction (such that the Repurchase Right shall automatically terminate as to such Fifth Milestone Shares) and the remaining Fifth Milestone Shares shall vest, so long as DISA continues to be a Service Provider to the Company, in equal monthly portions over a remainder period that is the lesser of (x) six (6) months or (y) the time otherwise remaining on the original vesting schedule; (vi) if the Sixth Milestone shall have occurred prior to the Corporate Transaction or if the Corporate Transaction results in at least the Threshold Return, then vesting for seventy-five percent (75%) of the then unvested Sixth Milestone Shares shall accelerate as of immediately prior to such Corporate Transaction (such that the Repurchase Right shall automatically terminate as to such Sixth Milestone Shares) and the remaining Sixth Milestone Shares shall vest, so long as DISA continues to be a Service Provider to the Company, in equal monthly portions over a remainder period that is the lesser of (x) six (6) months or (y) the time otherwise remaining on the original vesting schedule; and (vii) if the Seventh Milestone Determination shall have been made prior to the Corporate Transaction or if the Corporate Transaction results in at least the Threshold Return, then vesting for seventy-five percent (75%) of the then unvested Seventh Milestone Shares shall accelerate as of immediately prior to such Corporate Transaction (such that the

Repurchase Right shall automatically terminate as to such Seventh Milestone Shares) and the remaining Seventh Milestone Shares shall vest, so long as DISA continues to be a Service Provider to the Company, in equal monthly portions over a remainder period that is the lesser of (x) six (6) months or (y) the time otherwise remaining on the original vesting schedule.

For purposes of the foregoing paragraph:

•                  The “Threshold Return” means that: (i) within three (3) years after the effective date of the combination (through a subsidiary merger) of the Company and Apoptos, Inc. (the “Effective Date”), the investors in the Company’s shares of preferred stock actually receive, from a Corporate Transaction, an aggregate amount of distributions, payments or other consideration in respect of their shares of Company preferred stock which is equal to three (3) times the amount of their collective investment in such shares of Company preferred stock; (ii) after three (3) but within five (5) years after the Effective Date, the investors in the Company’s shares of preferred stock actually receive, from a Corporate Transaction, an aggregate amount of distributions, payments or other consideration in respect of their shares of Company preferred stock which is equal to five (5) times the amount of their collective investment in such shares of Company preferred stock; or (iii) beyond five (5) years after the Effective Date, the investors in the Company’s shares of preferred stock actually receive, from a Corporate Transaction, an aggregate amount of distributions, payments or other consideration in respect of their shares of Company preferred stock which is determined to be sufficient by the Company’s Board of Directors in its sole discretion to constitute the Threshold Return for purposes of this Agreement (but which is greater, in any event, than five (5) times the amount of their collective investment in such shares of Company preferred stock).  Determinations with respect to the value of any payments, distributions or other consideration (where other than in cash or marketable securities) shall be made in good faith by the Company’s Board of Directors.

•                  A “Corporate Transaction” is defined as any of the following: (x) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity or any direct or indirect parent entity of any such entity; (y) the sale, transfer or other disposition of all or substantially all of the assets of the Company by means of any transaction or series of related transactions unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the acquiring entity or any direct or indirect parent entity of any such entity; or (z) a sale of all or substantially all of the capital stock of the Company unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the acquiring entity or any direct or indirect parent entity of any such entity; provided, however, that notwithstanding the foregoing, a Corporate Transaction shall not include (i) any sale of securities by the Company the primary purpose of which is to generate financing for the Company or (ii) any transaction effected exclusively for the purpose of changing the domicile of the Company.